Exhibit 99.1

PMV Pharmaceuticals Reports Second Quarter 2022 Financial Results and Corporate Highlights

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Initial PC14586 Phase 1 data presented at the American Society of Clinical Oncology Annual Meeting (ASCO) demonstrated responses in patients across multiple solid tumor types with a p53 Y220C mutation
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Entered into a clinical collaboration with Merck to evaluate PC14586 in combination with KEYTRUDA®; study to initiate in Q4 2022

CRANBURY, N.J., August 9, 2022 (GLOBE NEWSWIRE) – PMV Pharmaceuticals, Inc. (“PMV Pharma” Nasdaq: PMVP), a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53, today reported financial results for the second quarter ended June 30, 2022, and provided a corporate update.

“The highlight of the second quarter was the oral presentation at ASCO of positive initial data from the ongoing PYNNACLE study of PC14586, our investigational first-in-class p53 Y220C reactivator, in patients with solid tumors,” said David Mack, Ph.D., President and Chief Executive Officer of PMV Pharma. “The data provide clinical proof of concept for PC14586 as monotherapy, with meaningful clinical activity observed across multiple tumor types.”

Corporate Highlights:

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Initial data from the dose-escalation portion of the Phase 1/2 PYNNACLE study were featured in an oral presentation at the 2022 ASCO annual meeting. Enrollment is ongoing to support the determination of a recommended Phase 2 dose.
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PMV Pharma announced a clinical trial collaboration and supply agreement with Merck (known as MSD outside the U.S. and Canada) to evaluate the combination of PC14586 with KEYTRUDA® (pembrolizumab), Merck’s anti-PD-1 therapy. The combination trial is anticipated to begin in Q4 2022.
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Appointed Marc Fellous, M.D. as Vice President, Clinical Development and Medical Affairs. Prior to joining PMV Pharma, Dr. Fellous was Global Medical Affairs Head on larotrectinib, the first tumor-agnostic drug approved in the U.S. and Europe, and selitrectinib programs at Bayer. He held leadership roles at Bayer and Roche for more than 13 years, contributing to the strategy and launch of multiple successful oncology products. Dr. Fellous completed his doctorate in general medicine at the University Paris V along with a specialized master’s degree in medical management from ESCP-Europe Business School.
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Continued progress on the Company’s research pipeline of its Wild-Type p53-Induced Phosphatase 1 (WIP1) inhibitor and p53 mutant programs.

Second Quarter 2022 Financial Results

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As of June 30, 2022, PMV Pharma had $277.4 million in cash, cash equivalents, and marketable securities, compared to $339.0 million as of June 30, 2021. Net cash used in operations was $31.7 million for the six months ended June 30, 2022, compared to $22.1 million for the six months ended June 30, 2021.
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Net loss for the six months ended June 30, 2022, was $35.7 million compared to $24.5 million for the quarter ended June 30, 2021.
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Research and development (R&D) expenses were $23.3 million for the six months ended June 30, 2022 compared to $15.2 million for the six months ended June 30, 2021. The increase in R&D expenses was primarily due to increased headcount and clinical trial expenses associated with advancing our lead product candidate, PC14586, through the Phase 1/2 clinical trial.
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General and administrative (G&A) expenses were $13.2 million for the six months ended June 30, 2022, compared to $9.6 million for the six months ended June 30, 2021. The increase in G&A expenses was primarily due to costs relating to operating as a public company.

About PC14586

PC14586 is a first-in-class, small molecule, p53 reactivator designed to selectively bind to the crevice present in the p53 Y220C mutant protein, hence, restoring the wild-type, or normal, p53 protein structure and tumor-suppressing function. The U.S. Food and Drug Administration (FDA) granted Fast Track designation to PC14586 for the treatment of patients with locally advanced or metastatic solid tumors that have a p53 Y220C mutation. For more information about the Phase 1/2 PYNNACLE trial (PMV-586-101), refer to www.clinicaltrials.gov (NCT study identifier NCT04585750).

About PMV Pharma

PMV Pharma is a precision oncology company pioneering the discovery and development of small molecule, tumor-agnostic therapies targeting p53. p53 mutations are found in approximately half of all cancers. The field of p53 biology was established by our co-founder Arnold Levine, Ph.D., when he discovered the p53 protein in 1979. Bringing together leaders in the field to utilize more than four decades of p53 biology, PMV Pharma combines unique biological understanding with pharmaceutical development focus. PMV Pharma is headquartered in Cranbury, New Jersey. For more information, please visit www.pmvpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the Company’s future plans or expectations for PC14586, including expectations regarding timing for completion of the current Phase 1 portion of the PYNNACLE study, initiation of the potentially pivotal Phase 2 portion of the study and the combination study with KEYTRUDA, as well as the overall success of its current clinical trial for PC14586 and any future commercialization plans for the product candidate; and the future plans or expectations for the Company’s discovery platform for its other early-stage and clinical candidates. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy and operate as an early clinical stage company, the potential for clinical trials of PC14586 or any future clinical trials of other product candidates to differ from preclinical, preliminary or expected results, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2022, the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2022 and its other filings filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

KEYTRUDA is a registered trademark of Merck Sharp & Dohme LLC., a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

PMV Pharmaceuticals, Inc.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	June 30, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$87,090	$172,467
Restricted cash	822	822
Marketable securities, current	190,344	124,696
Prepaid expenses and other current assets	3,609	3,301
Total current assets	281,865	301,286
Property and equipment, net	8,721	3,090
Marketable securities, noncurrent	—	16,911
Right-of-use assets, operating leases	9,670	10,060
Other assets	308	221
Total assets	$300,564	$331,568
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,348	$3,189
Accrued expenses	7,652	8,627
Operating lease liability, current	383	403
Total current liabilities	11,383	12,219
Operating lease liability, noncurrent	12,211	10,790
Total liabilities	23,594	23,009
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	481,462	476,363
Accumulated deficit	(203,469)	(167,726)
Accumulated other comprehensive loss	(1,023)	(78)
Total stockholders’ equity	276,970	308,559
Total liabilities and stockholders’ equity	$300,564	$331,568

PMV Pharmaceuticals, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating expenses:
Research and development	$11,462	$7,664	$23,297	$15,163
General and administrative	6,423	5,386	13,206	9,560
Total operating expenses	17,885	13,050	36,503	24,723
Loss from operations	(17,885)	(13,050)	(36,503)	(24,723)
Other income (expense):
Interest income, net	604	113	832	241
Other expense	(31)	63	(72)	11
Total other income (expense)	573	176	760	252
Loss before provision for income taxes	(17,312)	(12,874)	(35,743)	(24,472)
Provision for income taxes	(2)	—	—	4
Net loss	(17,310)	(12,874)	(35,743)	(24,476)
Unrealized loss on marketable securities, net of tax	(357)	20	(945)	7
Comprehensive loss	$(17,667)	$(12,854)	$(36,688)	$(24,469)

Net loss per share -- basic and diluted	$(0.38)	$(0.29)	$(0.79)	$(0.54)
Weighted-average common shares outstanding	45,571,067	45,070,104	45,518,845	44,928,518

Contacts

Investor Contact:

Winston Kung

PMV Pharmaceuticals, Inc.

investors@pmvpharma.com

Media Contact:

Kathy Vincent

Greig Communications

kathy@greigcommunications.com